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                                  EXHIBIT 23.1

                        Consent of Deloitte & Touche LLP

                              [Please see attached]



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INDEPENDENT AUDITORS' CONSENT

LIDAK Pharmaceuticals:


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-64983 of LIDAK Pharmaceuticals (a development stage enterprise) on Form S-3 of our report dated November 15, 1995 (which report contains an explanatory paragraph referring to the status of the Company as a development stage enterprise), appearing in the Annual Report on Form 10-K of LIDAK Pharmaceuticals for the year ended September 30, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


DELOITTE & TOUCHE LLP


San Diego, California
January 16, 1996




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